Exhibit 99.1

Tidewater Announces Internal Investigation into Nigerian Operations

NEW ORLEANS, La. April 26, 2007 — Tidewater Inc. (NYSE:TDW) announced today that it is conducting an internal investigation of its Nigerian operations, focusing on the legality, under the U.S. Foreign Corrupt Practices Act (FCPA) and local laws, of its Nigerian affiliate’s reimbursement of certain expenses incurred by a customs agent in connection with the temporary importation of its vessels into Nigeria, particularly the obtaining of certain permits that are necessary for the Company’s vessels to operate in Nigerian offshore waters. The Audit Committee of the Company’s Board of Directors has engaged the law firm of Steptoe & Johnson of Washington, D.C., a leading international law firm with significant experience in investigating and advising upon FCPA matters, to lead the investigation.

The Audit Committee commissioned the internal investigation in late February 2007 after management brought to its attention a settlement earlier that month of well-publicized criminal FCPA proceedings (the second in recent years) involving Vetco Gray Controls, a Houston-based oil service company with substantial operations in Nigeria. Tidewater’s management and the Audit Committee were concerned that the Company’s Nigerian affiliate used the same third-party agent for its temporary importations in Nigeria that was thought to be significantly implicated in the 2007 Vetco Gray proceedings.

As a result of its ongoing internal investigation, the Company has become aware that certain practices followed by the Company’s Nigerian affiliate or its agents in connection with temporary importation permits, while perhaps consistent with the practices of others seeking such permits in Nigeria, will have to be changed in order for the Company to ensure full compliance with the Foreign Corrupt Practices Act, and other applicable laws. The Audit Committee and management will work together with special counsel and appropriate personnel within the Company to implement promptly appropriate corrective measures.

The Company has voluntarily contacted the Securities and Exchange Commission and the United States Department of Justice to advise both agencies that an internal investigation is underway and that it intends to cooperate fully with both agencies. The internal investigation continues, and no conclusion can be drawn at this time as to whether either agency will open a proceeding to separately investigate this matter, or, if a proceeding is opened, what potential remedies these agencies may seek. In addition, although management will seek to avoid material disruption to its Nigerian operations, the Company can not gauge at this time the ultimate effect of implementing the necessary corrective measures for its business in Nigeria. The Company has determined that given the status of the investigation, it is premature for it to determine whether it needs to make any financial reserve for any potential liabilities that may result from these activities.

Tidewater Inc. owns 463 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Joseph Bennett (504) 566-4506

2